Exhibit 10.3

SERVICES AGREEMENT

This Agreement (this “Agreement”) is made and entered into by and between Trending Equities Corp. (the “Consultant”), and Ammo, Inc., located at 7681 East Gray Road Scottsdale, AZ 85260 (the “Company”; collectively the “Parties”) on May 16th, 2021.

W I T N E S S E T H:

WHEREAS, the Consultant, a Canadian corporation, located at 1932 Merlot Blvd, Abbotsford BC V4X 0A6, operates a strategic advisory, investor relations & public relations firm; and

WHEREAS, the Client is a publicly-held company trading under the stock ticker POWW; and

WHEREAS, the Client desires to utilize the services of the Consultant in connection with its business operations;

NOW, THEREFORE, in consideration of the promises and the mutual covenants hereinafter set forth the parties hereto agree as follows:

1.	CONSULTANT DUTIES. The Consultant shall provide to the Company certain consulting services (the “Services”) in the areas of road show materials, investor communications, investor introductions, and marketing materials in association with the Preferred Series A underwritten by Alexander Capital. In performance of these duties, the Consultant shall provide the Company with benefits of its best judgement and efforts. It is understood and acknowledged by the Parties that the value of the Consultant’s Services is not measurable in any quantitative manner.

2.	TERM. Effective as of the date hereof (the “Effective Date”) the Company hereby engages the Consultant to provide to it the Services for (1) month, commencing on May 16th, 2021, and terminating at the close of business on June 16th, 2021 (the “Term”).

3.	FEES. As consideration for the Consulting Services to be rendered by the Consultant to the Client during the Term, the Client shall pay the following Fees (the “Fees”):

a.	Client shall also pay to the Consultant stock compensation (the “Stock Fee”) of 500,000 shares of registered common stock. Upon signing the contract five hundred thousand (500,000) shares of common stock valued at $2.00.

b.	Wiring Instructions for Cash Fee are as follows:

Trending Equities Corp.

TD Canada Trust

For transfer in U.S. Dollars

c.	The 500,000 Shares constitute a commencement inventive and consideration, due and owing to the Consultant for entering into this Agreement and allocating its resources to Company’s account for the Initial Term. Company acknowledges that Consultant must forego other opportunities to enter into this Agreement

d.	Company agrees that it shall take no action to cause the Shares to become canceled, voided or revoked, or the issuance thereof to be voided or terminated.

e.	Company agrees to timely take all action(s) necessary to clear the Shares of restriction upon presentation of any Rule 144 application by Consultant or its broker, including, without limitation, authorizing the Company’s transfer agent to remove the restrictive legend, (ii) expediting the acquisition of a legal opinion from Company’s authorized counsel at Company’s expense, (iii) delivering any additional documentation that may be required by Consultant, its broker or the transfer agent in connection with the legend removal request, including Rule 144 company representation letters, resolutions of the Board of Directors evidencing proper issuance of the Shares, etc., and (iv) cooperating and communicating with Consultant, its broker and the transfer agent in order to clear the Shares of restriction as soon as possible.

4.	CLIENT DUTIES. The Client agrees to the following:

The Client will disclose to the Consultant any and all information the Client deems pertinent and necessary to the Consulting Services to be performed hereunder; and the information supplied by the Client to the Consultant will be from dependable and reliable sources and will be true and accurate in all material respects.

5.	CONFIDENTIALITY.

a.	Confidential Information. Each Party agrees to hold private and confidential all confidential information of the other Party and neither Party, without the prior written consent of the other, shall divulge, disseminate, communicate or otherwise disclose any confidential or proprietary information of the other Party except to the extent required by law, regulation or any judicial or regulatory authority. Confidential information includes, but is not limited to, any information not obtainable by the general public and which contains information which would be considered owned by the owner and proprietary in nature and which would be considered as a trade secret except so far as it already exists in the public domain. For the avoidance of doubt, the Parties hereto acknowledge and agree that only publicly available information shall be distributed or disseminated in connection with the provision of the Consulting Services hereunder and under no circumstance will any confidential information be distributed or disseminated in connection therewith.

6.	NON-SOLICITATION. During the Term of this Agreement and for twenty-four (24) months after any termination of this Agreement, Client will not, without prior written consent of Consultant, either directly or indirectly, on Client’s behalf or in the service or on behalf of others, solicit or attempt to solicit, divert, or hire away any person employed by Consultant currently or during the previous twelve (12) months, any third party or Consultant, or any customer of Consultant.

7.	JURISDICTION. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to conflict of laws principles. The Parties agree that any dispute arising out of or in relation to this contract shall be resolved by arbitration and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction. The arbitration shall be conducted in the English language in the city of New York, New York. The arbitration shall be carried out using one of the following arbitration services: “JAMS, AAA, or NAM”, using one arbitrator. The party demanding arbitration shall have the choice of one the three arbitration services named herein.

8.	SEVERABILITY. If any paragraph, term or provision of this Agreement shall be held or determined to be unenforceable, the balance of this Agreement shall nevertheless continue in full force and effect unaffected by such holding or determination.

9.	HEADINGS. The section headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

10.	NOTICES, PAYMENTS. Any payment, notice or other communication required by this Agreement (a) shall be in writing, (b) may be delivered personally, sent via electronic mail, or sent by reputable overnight courier with written verification of receipt or by registered or certified first class United States Mail, postage prepaid, return receipt requested, (c) shall be sent to the addresses listed above or to such other address as such party shall designate by written notice to the other party, and (d) shall be effective upon receipt.

11.	FURTHER ACTION. The Parties hereto shall execute and deliver all documents, provide all information and take or forbear from all such action as may be necessary or appropriate to achieve the purposes of this Agreement.

12.	ASSIGNMENT. This Agreement may not be assigned by either party hereto without the written consent of the other but shall be binding upon the successors of the Parties.

13.	COUNTERPARTS. This Agreement may be executed in duplicate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement. In the event that the document is signed by one party and faxed (or e- mailed) to another the Parties agree that a faxed (or e-mailed) signature shall be binding upon the Parties to this Agreement as though the signature was an original.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement on the day and year first above written.

Trending Equities Corp.

By:	/s/ Mike Baron
Name:	Mike Baron
Title:	CEO

Ammo, Inc.

By:	/s/ Fred Wagenhals
Name:	Fred Wagenhals
Title:	CEO